Employment Agreement


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of May 3, 2000 (the "Effective Date"), by and between Prime Retail, Inc., a Maryland corporation ("Prime") and the sole general partner of Prime Retail, L.P., a Delaware limited partnership (the "Operating Partnership"), the Operating Partnership (Prime and the Operating Partnership are sometimes hereinafter together referred to as the "Company"), and John Mastin, an individual domiciled in the State of Maryland ("Executive").

                                   Witnesseth

         WHEREAS, the Company is engaged primarily in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers throughout North America, Puerto Rico and Western Europe;

         WHEREAS, Executive is employed as Prime's Executive Vice President - Leasing, and in addition thereto Executive holds various offices with the Company's affiliates and subsidiaries;

         WHEREAS,  the Company believes that it would benefit from the continued
application  of  Executive's  particular  and  unique  skill,  experience,   and
background to the management and operation of the Company;

         WHEREAS, Executive wishes to commit himself to serve the Company in the position set forth herein on the terms herein provided;

         WHEREAS, the parties wish by this Agreement to amend and restate in entirety the terms and conditions of the relationship between the Company and Executive;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the Company and Executive hereby agree as follows:

1. Duties. During the Term hereof (as defined in Section 2 hereof), the Company agrees to retain Executive, and Executive agrees to be retained by the Company, as the Executive Vice President - Leasing of the Company on the terms and conditions provided in this Agreement. Executive shall serve as the Executive Vice President - Leasing of the Company and Executive shall exercise such powers and authority as are customarily inherent in a similar position in a comparable publicly-held entity or as provided by the By-laws of Prime ("By-laws") and the Agreement of Limited Partnership of the Operating Partnership, as amended (the "Partnership Agreement"). Prime, in its capacity as sole general partner of the Operating Partnership, may, from time to time, in its sole discretion, by action of its Board of Directors (the "Board") further define and clarify Executive's duties and services hereunder or under the By-laws or Partnership Agreement in a manner consistent with the offices for which he has been retained hereunder and the scope of work set forth herein. Executive agrees to devote his best efforts and substantially all of his business time, attention, energy, and skill to performing his duties to the Company under this Agreement. Executive will report directly and exclusively to the Company's President and Chief Executive Officer ("CEO"), and he will perform all of his duties in accordance with such reasonable directions, requests, rules and regulations as are specified by the CEO in connection with his employment. Notwithstanding the foregoing, in the event the Company retains an individual to serve as its Chief Operating Officer, or a similar role, and that individual reports directly to the CEO, the parties acknowledge that the Company may alter the reporting relationship of Executive so that he thereafter reports to such individual and the CEO. During the Term of this Agreement, it shall not be a violation of this Agreement for Executive to
(i) serve on corporate, industry-related, civic, or charitable boards or committees or devote time to serving any such entities or organizations, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, or (iii) manage personal investments and finances and business and legal affairs, to the extent that such activities do not violate this Section 1 or Section 5 hereof.

2. Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, will extend to the second anniversary of such date ("the Original Term"); provided, however, that if this Agreement is not affirmatively terminated by either party, or extended or renewed for a specific duration in writing by agreement of the parties, prior to the last day of the Original Term, this Agreement will continue on a month-to-month basis thereafter (the "Extended Term"). The parties agree to cooperate and discuss in good faith their intentions with regard to this Agreement's extension or renewal 12 months prior to the end of the Original Term. Notwithstanding the foregoing, the Company agrees to provide Executive with a minimum of six months' advance written notice (the "Advanced Notice Period") of its intent to terminate this Agreement during the Original Term or the Extended Term for any reason other than Cause, in which case the Company shall comply with the notice requirements of Sections 4(a)(2) and (3) hereof, and Executive agrees to provide the Company with a minimum of 60 days' advance written notice (reduced to 30 days, if the term is not extended beyond the Original Term) of his intent to terminate this Agreement during the Original Term or the Extended Term for any reason other than Good Reason, in which case Executive shall comply with the notice requirements of Section 4(b)(1)(E) hereof. For purposes of this Agreement, the terms "Original Term," "Extended Term" and "Advanced Notice Period" shall herein be collectively referred to as the "Term."

3.       Compensation and Related Matters.

(a) Base Salary. During the Term of this Agreement, the Operating Partnership agrees to pay to Executive a base salary in an aggregate amount of Two Hundred Thousand Dollars ($200,000) per calendar year, payable in accordance with the general policies and procedures for payment of salaries to any other executive personnel of the Company but in all events payable no less frequently than monthly. The then applicable amount of yearly base salary payable to Executive pursuant to the provisions of this Section 3(a) shall herein be referred to as the "Base Salary." The Base Salary payable to Executive pursuant to the provisions of this Section 3(a) shall be subject to periodic review by the Compensation Committee of the Board of Directors of Prime (the "Committee") based upon periodic review of Executive's performance conducted on at least an annual basis and may be periodically increased as a result thereof; provided, however, that the Base Salary payable to Executive pursuant to the provisions of this Section 3(a) shall in no event be less than the aggregate amount set forth in the first sentence of this paragraph. In no event may Executive's Base Salary be reduced during the Term without his express written consent.

(b) Performance Bonus. In addition to the Base Salary, Executive shall have the right to receive, and the Operating Partnership agrees to pay to Executive, a performance bonus for each calendar year during the Term of this Agreement, in such amounts as the Committee, in its sole discretion, may determine (the "Performance Bonus"). If the Board, either directly or through the Committee, establishes performance measures for senior officers (which term is intended to include Executive), those established criteria will be used to determine Executive's entitlement to a Performance Bonus. Notwithstanding the foregoing, nothing in this Agreement obligates the Board to establish such performance measures, and the lack of established performance measures will not constitute a breach of this Agreement in any manner. In lieu of established performance measures, the Board will determine Executive's Performance Bonus solely in its discretion. The parties hereto acknowledge that any corporate or individual performance objectives established pursuant to this Section 3(b) will be determined prior to, or as soon as possible after, the beginning of each calendar year and that such objectives may objectively be met by Executive. The aggregate Performance Bonus for a calendar year payable in accordance with the provisions of this Section 3(b) is expected to be up to 100% of the Base Salary for such calendar year. Further, Executive shall only be entitled to receive a Performance Bonus for a calendar year if Executive has been and continues to be retained by the Company as an executive officer of the Company for the full calendar year or if (i) the Company terminates Executive's employment without Cause (as defined below) during the Term, (ii) Executive terminates his employment for Good Reason (as defined below) during the term, (iii) Executive's employment ends for any reason within 24 months following a Change of Control during the Term, or (iv) the Term expires during that calendar year. Any amount of Performance Bonus required to be paid to Executive for a calendar year during the Term of this Agreement shall be paid by the Company to Executive during the pay period of the Company following finalization of the audit for such calendar year and final review and approval of the bonus calculation by the Committee, and, in all events, on or before March 31 of the year immediately following the end of the calendar year for which such Performance Bonus is attributable.

(c)      Health Insurance and Other Benefits.
         -----------------------------------

(1) During the Term of this Agreement and subject to the limitations and affirmative rights set forth in this Section 3(c), Executive and his eligible dependents shall have the right to participate in any life, disability, health, dental, vision and other benefit plans or programs that have been or are hereafter adopted or maintained by the Company (or in which the Company participates) according to the terms of such plan or program with all of the benefits, rights and privileges as are enjoyed by any other senior executive officer of the Company. In addition, Executive shall be covered by any and all policies of directors and officers insurance coverage obtained by the Board from time to time for its senior executive officers, the terms of which shall be established by the Board in its sole discretion.

(2) During the Term of this Agreement and subject to the limitations and affirmative rights set forth in this Section 3(c), Executive and his eligible dependents shall have the right to participate in any retirement, pension, or other similar benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of the Company.

(3) If the participation of Executive under a plan described in subsection (2) above would adversely affect the qualification of a plan intended to be qualified under the Internal Revenue Code of 1986, as amended from time to time (the "Code"), the Company shall have the right to exclude Executive from that plan in return for his participation in (x) a non-qualified deferred compensation plan or (y) an arrangement providing substantially comparable benefits under a plan that is either a qualified or non-qualified plan under the Code at the Company's option.

                  (4) Notwithstanding anything to the contrary contained herein, the Company reserves the right to amend or terminate any plan described in this
Section 3(c) for any reason; provided, however, that (i) no such amendment that would reduce the benefits of Executive will be adopted unless it affects other senior executive officers across-the-board, and (ii) if any plan amendment or termination reduces the benefits of Executive, the Company agrees to adopt or maintain one or more replacement plans that will provide Executive with reasonably comparable benefits throughout the Term of this Agreement. (d) Vacation and Leaves of Absence. Executive shall be entitled to four (4) weeks of paid vacation leave during each twelve (12) month calendar period (considered to be granted for each half-year as of the first day of that half-year) and paid holidays in accordance with the Company's established policies. Executive may accrue unused vacation time if not used in any calendar year or years, however, the maximum cumulative amount of vacation time that Executive may accrue and carry over to the next year is four weeks. In addition to the foregoing, Executive may be granted leaves of absence with or without pay for such other reasons as shall be mutually agreed upon by the Board and Executive.

(e) Expenses. Executive shall be reimbursed, subject to the Company's receipt of invoices or similar records as the Company may reasonably request in accordance with its policy and procedures, for all reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder. In addition, the Company agrees to pay, or reimburse Executive for, any legal fees and costs he incurs in connection with the negotiation and execution of this Agreement, up to a maximum of $10,000, and for any reasonable legal fees and costs he incurs in connection with the negotiation and execution of renewals, extensions and amendments of this Agreement.

(f) Life Insurance. The Company shall provide $2,000,000 of life insurance coverage for the benefit of Executive during the Term of this Agreement.

(g) Stock Options. (i) In consideration for Executive's employment hereunder, as of May 11, 2000 (the "Date of Grant"), Prime granted Executive an option (the "Option") to purchase 100,000 shares of Prime's common stock, par value $0.01 per share (the "Common Stock"). The purchase price per share was $2.00 (the "Exercise Price"). The Option was granted pursuant to the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan (the "LTIP") and is subject to the terms and conditions contained in the Stock Award Agreement entered into between Prime and Executive, which terms include: (i) the Option will have a term of ten years measured from the date of grant; (ii) the greatest portion of the Option shares allowable under the LTIP will be issued as incentive stock options; (iii) the Option shares will vest and become exercisable as follows: increments of 12.5% of the total number of shares will become vested as of the first day of each contract quarter following the Date of Grant, such that the shares shall be fully vested before the second anniversary of the Effective Date, assuming Executive's employment with Prime continues through such dates; (iv) the Option will remain exercisable for 30 days following termination of Executive for Cause, and in the event of Executive's termination of employment for any other reason the Option will remain exercisable for 90 days; and (v) upon Executive's resignation for Good Reason or termination without Cause (each as herein defined and without regard to whether a Change of Control has occurred) during the Term of this Agreement, the entire Option, in addition to all other outstanding options awarded by Prime to Executive, will become fully vested and exercisable, to the extent not previously exercised. Prime will take all steps necessary to ensure that all options held by Executive survive any Change of Control.

4. Termination and Termination Benefits.

(a)      Termination by Prime.

(1) Without Cause. Subject to the notice provisions set forth in Section 2 hereof, the Company may terminate this Agreement and Executive's services at any time for any reason, and after any required notice is provided to Executive he shall continue to perform his duties under this Agreement during the Advanced Notice Period if the Company so elects. In connection with the termination of Executive's services without Cause during the Term of this Agreement, pursuant to this Section 4(a)(1), Executive (and Executive's eligible dependents with respect to paragraph (D) below) shall be entitled to receive:

(A) all accrued but unpaid amounts of the Base Salary and vacation through the Advanced Notice Period, payable in accordance with the provisions of Sections 3(a) and 3(d) above;

(B) if such termination occurs during the Original Term, a termination payment in an amount equal to the product of (x) the number of full and partial years remaining in the Original Term, and (y) the sum of (i) Executive's then current Base Salary and (ii) a bonus payment equal to 100% of the average annual bonus paid to Executive for the two most recent calendar years in which he received a bonus, or if no such bonus payments were made to Executive, a bonus payment equal to 50% of his then current Base Salary (the sum of the amounts determined by adding clauses (i) and (ii) is in the aggregate hereinafter referred to as the "One-Year Pay Equivalent"), and the product of (x) and (y) shall be payable no later than thirty (30) days following the last day of the Advanced Notice Period;

(C) any vested benefits or amounts pursuant to Sections 3(c), 3(e), 3(f) and 3(g) hereof through the effective date of termination, payable in accordance with the provisions of any such plan(s); and

(D) if such termination occurs during the Original Term, (i) the Company-paid health insurance benefits specified in Section 3(c)(1) above for a period of twelve (12) months following the effective date of termination and (ii) following such period, Executive shall be entitled to all rights afforded to him under the federal Consolidated Omnibus Budget Reconciliation Act ("COBRA") to purchase continuation coverage of health insurance benefits for himself and his dependents for the maximum period permitted by law. If such termination occurs during the Extended Term, Executive will be entitled to all rights afforded to him under COBRA to purchase continuation coverage of health insurance benefits for himself and his dependents for the maximum period permitted by law.

         In the event that Executive is terminated without Cause pursuant to this Section 4(a)(1) or resigns for Good Reason and within 12 months from the effective date of such termination or resignation there is a "Change in Control" of the Company (as defined below), then Executive shall be entitled to receive the benefits set forth in Section 4(d) hereof to the extent and in the amount that such benefits exceed the amounts paid or received by Executive pursuant to this Section 4(a)(1). (2) With Cause. The Company may terminate this Agreement with "Cause" immediately upon written notice to Executive. In connection with the termination of Executive's services pursuant to this Section 4(a)(2), Executive (and Executive's eligible dependents with respect to paragraph (C) below) shall be entitled to:

(A) receive all accrued but unpaid amounts of the Base Salary and vacation through the effective date of termination, payable in accordance with the provisions of Sections 3(a) and 3(d) above;

(B) receive the vested benefits or amounts pursuant to Sections 3(c), 3(e), 3(f) and 3(g) hereof through the effective date of termination, payable as otherwise provided in such Sections; and

(C)      exercise   all  rights   afforded   to  him  under  COBRA  to  purchase
         continuation coverage of health insurance benefits for himself and his dependents for the maximum period permitted by law.

(3) "Cause" Defined. For purposes of this Agreement, "Cause" shall mean a reasonable, good faith finding by a majority of the Board (A) that Executive has harmed the Company through an act of dishonesty or material conflict of interest that relates to the performance of Executive's duties hereunder, (B) of Executive's conviction of a felony involving moral turpitude, fraud or embezzlement, (C) that Executive's willful failure to perform in any material respect his duties under this Agreement (other than a failure due to disability) that results in material harm to the Company, after written notice specifying the failure and a reasonable opportunity of at least thirty (30) days to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion) or (D) of a material and willful breach by Executive of any of his obligations hereunder and the failure of Executive to cure such breach within thirty (30) days after receipt by Executive of a written notice of the Company specifying in reasonable detail the nature of the breach. The Company intends that "Cause" must be based only on meaningful and significant matters and not on matters of minor importance. For purposes of this Section, an act, or failure to act, on Executive's part shall be considered "willful" only if done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(4) Disability. If due to illness or physical or mental disability, Executive shall fail to perform the material duties required by this Agreement during any four (4) consecutive months during the Term of this Agreement, the Company may terminate this Agreement, subject to the notice provisions set forth in Section 2 hereof. In such event, Executive (and Executive's eligible dependents with respect to paragraph (D) below) shall receive:

(A) all accrued but unpaid amounts of the Base Salary and vacation through the effective date of termination, payable in accordance with the provisions of Sections 3(a) and 3(d) above;

(B) if, and only if, the Company has terminated or otherwise materially reduced Executive's long-term disability coverage that was in effect on the Effective Date of this Agreement, then Executive shall be entitled to receive 1.5 times the One-Year Pay Equivalent;

(C) any vested benefits or amounts pursuant to Sections 3(c), 3(e), 3(f) and 3(g) hereof through the effective date of termination, payable in accordance with the provisions of any such plan(s); and

(D)      the benefits described in Section 4(a)(1)(D).


                  This Section 4(a)(4) shall not limit the entitlement of Executive, his estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy that is maintained by the Company for Executive's benefit.

(b)      Termination by Executive for Any Reason.

(1) Subject to the notice requirements set forth in Section 2 hereof, Executive may terminate this Agreement at any time with or without Good Reason (as defined herein), and after any required notice is provided to the Company Executive shall continue to perform his duties under this Agreement during such notice period if the Company so elects. If Executive terminates his employment for Good Reason, the Company shall pay him the compensation and other benefits provided above in Section 4(a)(1) as if it had terminated his employment without Cause after providing the requisite notice pursuant to Section 2 hereof. In connection with the termination of this Agreement pursuant to this Section 4(b)(1) other than for Good Reason, Executive (and Executive's eligible dependents with respect to paragraph (D) below) shall be entitled to receive:

(A) all accrued but unpaid amounts of the Base Salary and vacation through the effective date of termination, payable in accordance with the provisions of Sections 3(a) and 3(d) above;

(B) any earned and unpaid bonus(es) otherwise payable to him in accordance with Section 3(b);

(C) any vested benefits or amounts pursuant to Sections 3(c), 3(e), 3(f) and 3(g) hereof through the effective date of termination, payable as otherwise provided in such Sections; and

(D) all rights afforded to him under COBRA to purchase continuation coverage of health insurance benefits for himself and his dependents for the maximum period permitted by law.

(E) "Good Reason" Defined. For purposes of this Agreement, "Good Reason" shall mean (A) the material breach by the Company of any of its obligations hereunder (a bona fide dispute regarding the Performance Bonus shall not be a material breach by the Company) and the failure of the Company to cure such breach within thirty (30) days (reduced to ten (10) days for failure to pay Base Salary) after receipt by the Company of a written notice from Executive specifying in reasonable detail the nature of the breach, unless such breach requires a longer period to cure, then the Company shall have the right to cure such breach within such additional period of time not to exceed sixty
         (60) days; (B) Executive's title or scope of responsibilities and duties are materially diminished from the level provided in this Agreement, or the Company fails to provide Executive with adequate office facilities and support services to perform such responsibilities and duties; or (C) the Company changes Executive's principal place of employment to a location more than 25 miles from the Company's principal Baltimore City office as of the Effective Date. Executive's delay in providing notice of his termination for Good Reason shall not be deemed to be a waiver of any such Good Reason unless and until Executive fails to provide such notice within six months after the occurrence of the event triggering such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.

(c) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In this event, Executive's estate shall be entitled to receive all accrued but unpaid amounts of Executive's Base Salary and vacation through the date of Executive's death, payable in accordance with the provisions of Sections 3(a) and 3(d) above. In addition, Executive's eligible dependents shall be entitled to receive the benefits specified in Section 4(a)(1)(D) above, to the extent applicable to dependents. This Section 4(c) shall not limit the entitlement of Executive under any insurance or other benefits plan or policy that is maintained by Prime for Executive's benefit.

(d) Termination Following a Change of Control. If, within twenty-four (24) months following a Change of Control, the Company terminates this Agreement during its Original Term other than for Cause or Executive terminates this Agreement during its Original Term with Good Reason, in either case, subject to the notice provisions of Section 2 hereof, Executive (and Executive's eligible dependents with respect to paragraph (D) below) shall be entitled to receive the following benefits and payments:

(1) all accrued but unpaid amounts of Base Salary and vacation through the effective date of termination, payable in accordance with the provisions of Sections 3(a) and 3(d) above;

(2) a termination payment in an amount equal to the product of (x) the number of full and partial years remaining in the Original Term (or, if greater, 2 years) and (y) the One-Year Pay Equivalent, which amount shall be payable no later than 30 days following (i) the last day of the Advance Notice Period, if termination was at the election of Prime, or (ii) the last day of the notice period required under Section 2 hereof, if termination was at the election of Executive;

(3) any vested benefits or amounts pursuant to Section 3(c), 3(e), 3(f) and 3(g) hereof through the effective date of termination, payable in accordance with the provisions of any such plan(s); and

(4) the health insurance benefits described in Section 3(c)(1) above for the maximum period permitted under COBRA at the Company's sole expense, together with either (i) additional benefits equivalent to those in effect at the date of termination, such that Executive will receive Company-paid coverage for a total of 24 months or (ii) if providing such benefits is not permitted by the tax laws or applicable benefit plans, the after-tax equivalent of the premiums paid by the Company for such coverage.

(e) "Change of Control" Defined. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (1) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, regardless of whether applicable), other than a trustee or other fiduciary holding securities under an employee benefit plan of Prime or a corporation owned directly or indirectly by the stockholders of Prime in substantially the same proportions as their ownership of stock of Prime becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Prime representing 50% or more of the total voting power represented by Prime's then outstanding securities that vote generally in the election of directors (referred to herein as "Voting Securities"); (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by Prime's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; (4) a merger or consolidation of Prime with or into any other entity, other than a merger or consolidation (i) that would result in the Voting Securities of Prime outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of Prime or such surviving entity outstanding immediately after such merger or consolidation or (ii) where more than 50% of the Board of Directors of the surviving entity is composed of members from the Board of Directors of Prime, with terms ending at least 11 months after the date of the merger or consolidation; or (5) the stockholders of Prime approve a plan of complete liquidation of Prime or an agreement for the sale or disposition by Prime of (in one transaction or a series of transactions) all or substantially all of Prime's assets, and such transaction is substantially completed. However, in no event will a Change of Control be deemed to have occurred, with respect to Executive, if Executive is part of a purchasing group that consummates the Change of Control transaction. Executive will be deemed to be "part of the purchasing group" for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent of the stock of the purchasing company; or
(ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing directors).

(f) The Company may make any payments due Executive under Sections 3(g), 4(d), and 6 before the completion of the Change of Control, if, in the reasonable opinion of the Chairman of the Board's Compensation Committee (the "Chairman"), all conditions for completion of the Change of Control are substantially likely to be met. At that time, the Chairman may release the payments or authorize the option vesting, subject to Executive's agreement to promptly return such payments and agree to rescission of the vesting if the Change of Control does not then occur.

(g) Purchase of Life Insurance. Notwithstanding anything to the contrary contained herein, in the event that the services of Executive with the Company terminate for any reason other than death, Executive shall have the right to acquire any life insurance policies maintained by the Company on the life of Executive by (i) notifying the Company in writing of his desire to so purchase such life insurance policy or policies and (ii) tendering to the Company a cashier's check in an amount equal to the interpolated surrender cash value of such life insurance policy or policies together with any unearned portion of any current year premium thereof, both within sixty (60) days of the effective date of such termination.

5.       Covenants of Executive.

(a) No Conflicts. Executive represents and warrants that he is not personally subject to any agreement, order or decree that restricts his acceptance of this Agreement and performance of his duties with the Company hereunder.

(b) Non-Disclosure. Executive shall not disclose or use, except for or on behalf of the "Group" (consisting of Prime and the Operating Partnership and any of their direct and indirect subsidiaries), any Trade Secret (as hereinafter defined) of the Group, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form. For purposes of this Section 5(b), "Trade Secret" means any information that derives independent economic value, actual or potential, with respect to the Company from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by Executive during the course of his service. Executive shall be subject to the restrictions of this Section 5(b) indefinitely.

(c) Non-Solicitation. During the period of the later of (i) Executive's employment under this Agreement, or (ii) throughout the Original Term of this Agreement, but only if Executive resigns other than for Good Reason or is terminated by the Company with Cause, (the "Restrictive Period") and within the United States (the "Restrictive Geographic Area"), Executive shall not hire, cause to be hired, or induce or attempt to induce any officer, employee, agent, consultant, independent contractor, tenant or customer of the Company to discontinue such affiliation with the Company or to refrain from entering into new business relationships with the Company. Notwithstanding the foregoing, if any officer, employee, agent, consultant, independent contractor, tenant or customer of the Company is contacted by, or receives a general communication or solicitation directed to the general public from, an entity with which Executive has become employed or otherwise affiliated, the parties hereto agree that such contact or communication shall not violate this provision unless Executive directly or indirectly initiated it, and the parties further agree that establishing commercial relationships with the Company's lenders and other sources of capital does not violate this provision. The time period during which the prohibitions set forth above apply shall be extended by the length of time during which it is judicially determined that Executive has violated any such prohibition in any respect.

(d) Non-Competition. In return for the performance of the management duties described in Section 1 hereof, Executive agrees that (A) during the Restrictive Period he will not directly or indirectly, in any capacity whatsoever, either on his own behalf or on behalf of any other person or entity with whom he may be employed or associated, perform or solicit services for any of the following entities: The Mills Corporation; Tanger Factory Outlet Centers, Inc.; Chelsea GCA Realty, Inc.; New Plan Excel Realty Trust, Inc.; and Charter Oak Partners.

(e) Return of Documents. Upon termination of his services with the Company, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of the Company within Executive's possession or under his control. Executive shall have the right to retain copies of forms and other documents used by the Company, redacted to remove the specific references to the Company.

(f) Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 5, it is specifically understood and agreed that Company shall be entitled, in addition to any other remedy that it may have, to seek equitable relief by way of injunction, an accounting or otherwise.

(g)  Acknowledgment.  Executive  acknowledges  that  he  will  be  directly  and materially involved as a senior executive in all important policy and operational decisions of Company. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Company and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 5 are fair and reasonable, are necessary to protect the Company, its other stockholders and the public from the unfair competition of Executive who, as a result of his performance of services on behalf of the Company, will have had unlimited access to the most confidential and important information of the Company, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his services notwithstanding enforcement of the covenants contained herein.

(h) Indemnification. The Company shall, to the maximum extent permitted by law, and in addition to any such rights granted to or available to Executive under the Company's Articles and By-Laws, or standing or other resolutions, defend, indemnify and hold harmless Executive from and against any and all claims made against Executive concerning or relative to his service, actions, or omissions on behalf of the Company as an employee, officer, director or agent of the Company. The Company shall, upon Executive's request, promptly advance or pay any amounts for costs, charges, or expenses (including, without limitation, legal fees and expenses incurred by counsel retained by Executive) in respect of his right to indemnification hereunder, subject to a later determination as to Executive's ultimate right to receive such payment. Executive's right to indemnification shall survive until the expiration of any applicable statute of limitations, without regard to the earlier termination of Executive's employment hereunder or of the Term.

6.       Golden Parachute Provision.

(a) Gross Up Payments. Anything in this Agreement to the contrary notwithstanding, in the event that any payment by or on behalf of the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") is determined to be an "excess parachute payment" pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment from the Operating Partnership (the "Gross-Up Payment") in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, federal, state, local or other income taxes, FICA taxes, and additional Excise Tax (and any interest and penalties imposed with respect to such taxes), Executive retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Determination of Gross-Up. Subject to the provisions of paragraph (c) below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that serves as the Company's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five days after the receipt by the Company and Executive of the Accounting firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (c) below.

(c) IRS Claims. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service or other agency will claim that a greater Excise Tax is due, and thus a greater amount of Gross-Up Payment should have been made by the Company than that determined pursuant to paragraph (a) above (an "Underpayment"). In the event that Executive is required to make a payment of any such Excise Tax, the Accounting Firm shall determine the amount of the additional Gross-Up Payment due to Executive based on the Underpayment, and such additional Gross-Up Payment shall be promptly paid by the Company to or for the benefit of Executive. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other agency that, if successful, would require the payment by the Company of the Gross-Up Payment or an Underpayment.

7. Transfer of Equity Interest to Employer Upon Termination of Employment. As of the Date of Termination and in consideration for the payment of $100.00 cash, Executive agrees to execute and deliver to Prime or its designee any and all certificates for shares of capital stock (with appropriate stock powers attached and properly signed) of Prime's subsidiaries and affiliates (other than the Operating Partnership), including, but not limited to Prime Retail E-Commerce, Inc., Prime Retail Stores, Inc., and Prime Retail Furniture, Inc. (all of which are Maryland corporations) (the "Subsidiary Shares"). Executive further agrees to execute and deliver such other documentation as Prime reasonably requests to effect the assignment of the Subsidiary Shares. For the avoidance of doubt, nothing contained in this Section 7 will be deemed to require Executive to transfer or carry any of his equity interests in Prime or the Operating Partnership.

8. Prior Agreement. This Agreement supersedes and is in lieu of any and all other employment or service arrangements between Executive, on the one hand, and Prime and/or the Operating Partnership or its predecessors or any subsidiaries, on the other hand, and any and all such employment or service agreements and arrangements are hereby terminated and deemed of no further force or effect.

9. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Prime may assign all or any of its right hereunder provided that substantially all of the assets of the Company are also transferred to the same party; provided, however, that Prime and the Operating Partnership, jointly and severally shall remain primarily liable to Executive to fulfill all of the Company's obligations under this Agreement and that any such assignee also agrees to be primarily liable to Executive jointly and severally with the Company to fulfill all of the Company's obligations under this Agreement as provided in Section 10 below.

10. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and the Company's successors and assigns. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered in person or sent by any national overnight delivery service or by certified mail to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

(a)      if to Executive, to:

                  John Mastin
                  2107 Janer Drive
                  Pasadena, Maryland 21122

                  with a copy to (which shall not constitute notice):

                  John B. Watkins and R. Scott Kilgore
                  Wilmer, Cutler & Pickering
                  2445 M Street, NW
                  Washington, DC  20037

(b)      if to Prime or to the Operating Partnership, to:

                  Prime Retail, Inc.
                  Attn:  Board of Directors
                  100 East Pratt Street
                  19th Floor
                  Baltimore, Maryland 21202

                  with a copy to (which shall not constitute notice):

                  Winston & Strawn
                  Attn:  Steven J. Gavin
                  35 West Wacker Drive
                  Chicago, Illinois 60601

12. Amendment. This Agreement may not be changed, modified or amended except in writing signed by all of the parties hereto.

13. Waiver of Breach. The waiver by any of the parties hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any part.

14. Severability. The Company and Executive each expressly agree and contract that it is not the intention of any of the parties hereto to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

15. Opportunity to Employ Counsel. Executive acknowledges receipt of a copy of this Agreement prior to his execution of this Agreement with the Company and also acknowledges that he has had ample time and opportunity to employ counsel of his choice to provide advice concerning the terms and conditions of this Agreement.

16. Legal Fees. If any dispute or disagreement arising hereunder or related hereto shall result in legal action between the Company and Executive, Executive shall be entitled, within 30 days after incurring such fees and disbursements, to recover from the Company any reasonable expenses for attorney's fees and disbursements incurred by him in connection with Executive's good faith maintenance or defense of such action, on an after-tax basis, unless Executive does not prevail in such action.

17. No Mitigation. The Company waives, releases and remises (x) any obligation or duty under applicable law or otherwise on the part of Executive to seek or obtain other engagements or employment or to otherwise mitigate any payments or damages to which Executive may be entitled to by reason of any operation or termination of this Agreement; and (y) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

18. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the conflict of laws provisions of the State of Maryland.

19. Binding Effect. This Agreement shall be binding and legally enforceable against the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.


                            (signature page follows)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



EXECUTIVE:

/s/ John S. Mastin
-----------------------------------
         John Mastin


PRIME RETAIL, INC., a Maryland corporation PRIME RETAIL, L.P., a Delaware limited partnership

By:      /s/ Glenn D. Reschke                       By:     Prime Retail, Inc.
         ----------------------------               Its:    Sole General Partner
Name:    Glenn D. Reschke
         ---------------------------                By:    /s/ Glenn D. Reschke
Title:   President & CEO                                   --------------------
         ---------------------------                Name:  Glenn D. Reschke
                                                           ----------------
                                                    Title: President & CEO
                                                           ----------------

                                    Exhibit A
                               Dispute Resolution

Mediation                  If either  party has a dispute or claim  relating  to
                           this  Agreement or their  relationship  and except as
                           set forth in  Alternatives,  the  parties  must first
                           seek to mediate the same before an impartial mediator
                           the  parties  mutually  designate,  at the  Company's
                           expense  (other  than  their  respective   attorneys'
                           fees).  Subject  to  the  mediator's  schedule,   the
                           mediation must occur within 45 days of either party's
                           written   demand.    However,   in   an   appropriate
                           circumstance,  a party may seek  emergency  equitable
                           relief  from  a  court  of   competent   jurisdiction
                           notwithstanding this obligation to mediate.

Binding                    If the mediation reaches no  solution or the  parties
Arbitration                agree to forego mediation, the parties will  promptly
                           submit their disputes  to binding  arbitration before
                           one or more arbitrators (collectively or  singly, the
                           "Arbitrator")  the parties  agree to select (or whom,
                           absent agreement,  a court of competent  jurisdiction
                           selects).  The arbitration must follow applicable law
                           related  to   arbitration   proceedings   and,  where
                           appropriate, the Employment Dispute Rules of the American Arbitration Association.

Arbitration                All  statutes  of  limitations  and  substantive laws
Principles                 applicable to  a court proceeding  will apply to this
                           proceeding. The  Arbitrator  will  have  the power to
                           grant  relief  in  equity as well as at law, to issue
                           subpoenas  duces tecum,  to  question  witnesses,  to
                           consider   affidavits  (provided  there  is  a   fair
                           opportunity  to  rebut the  affidavits),  to  require
                           briefs  and   written   summaries  of   the  material
                           evidence, and to relax the rules of evidence and procedure, provided that the Arbitrator must not admit evidence it does not consider reliable. The parties agree (and the Arbitrator must agree) that all proceedings and decisions of the Arbitrator will be maintained in confidence, to the extent legally permissible, and not be made public by any party or the Arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require.

Discovery;                 The parties have selected arbitration to expedite the
Evidence;                  resolution of disputes and  to  reduce  the costs and
Presumptions               burdens associated with litigation. The parties agree
                           that the Arbitrator should take these  concerns  into
                           account   when   determining   whether  to  authorize
                           discovery  and, if  so,  the  scope  of   permissible
                           discovery   and   other   hearing   and   pre-hearing
                           procedures.  The  Arbitrator  may  permit  reasonable
                           discovery rights in preparation for the  arbitration,
                           provided  that  it  should  accelerate the scheduling
                           of and  responses  to such  discovery  so  as  not to
                           unreasonably  delay the  arbitration.  Exhibits  must
                           be marked  and left with the  Arbitrator until it has
                           rendered a decision.  Either party may elect,  at its
                           expense,  to record the  proceedings  by audiotape or
                           stenographic   recorder  (but  not  by   video).  The
                           Arbitrator  may conclude  that the  applicable law of
                           any foreign  jurisdiction  would be identical to that
                           of  Maryland on  the  pertinent  issue(s),  absent  a
                           party's   providing  the   Arbitrator  with  relevant
                           authorities (and copying the opposing party) at least five business days before the arbitration hearing.

Nature of Award            The   Arbitrator  must   render  its  award,  to  the
                           extent feasible, within 30  days after  the close of
                           the hearing.  The award  must set forth the  material
                           findings  of fact and legal  conclusions   supporting
                           the award.  The parties agree  that it will be final,
                           binding,  and  enforceable  by any court of competent
                           jurisdiction.  Where   necessary  or  appropriate  to
                           effectuate   relief,    the   Arbitrator   may  issue
                           equitable orders as part of or ancillary to the award. The Arbitrator may award reasonable attorneys fees to the prevailing party to the extent a court could have made such an award.

Appeal The parties may appeal the award based on the grounds allowed by statute, as well as upon the ground that the award misapplies the law to the facts, provided that such appeal is filed within the applicable time court may consider the ruling, evidence submitted during the arbitration, briefs, and arguments but must not try the case de novo. The parties will bear the costs and fees associated with the appeal in accordance with the arbitration award or, in the event of a successful appeal, in accordance with the court's final judgment.

Alternatives               This Dispute Resolution provision does not preclude a
                           party from seeking equitable relief from a court (i) to prevent imminent or irreparable injury or (ii) pending arbitration, to preserve the last peaceable status quo, nor does it preclude the parties from agreeing to a less expensive and faster means of dispute resolution.